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                                                                 EX-99(13)(b)(i)


              AMENDMENT (THE "AMENDMENT") DATED _____________, 2006

            TO THE PAYING AGENT AGREEMENT DATED MAY 14, 1993 BETWEEN
          DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.
                                       AND
                              BANKERS TRUST COMPANY

         WHEREAS, DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC. (formerly, Voyageur Minnesota Municipal Income Fund II, Inc.), a Minnesota corporation, (the "Fund") and BANKERS TRUST COMPANY, a corporation duly organized and existing under the laws of the State of New York, (the "Paying Agent") have entered into a Paying Agent Agreement (the "Agreement") dated as of May 14, 1993;

         WHEREAS, Section 7.05 of the Agreement permits the parties to amend the Agreement by a written instrument signed by a duly authorized representative of each party; and

         WHEREAS, pursuant to Article 5 of the Articles of Incorporation of the Fund, the Board of Directors of the Fund has, by resolution at a meeting held on August 17-18, 2005, approved Certificates of Designation to the Articles providing for the creation of two new series of Municipal Income Preferred Shares, Series C and Series D (the "New Series"), each a new series of the Fund's class of preferred shares ranking on parity with the Fund's existing Municipal Income Preferred Shares, Series A and Series B; and

         WHEREAS, the parties wish to amend the Agreement to apply to the New Series.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereto amend the Agreement as follows:

1. The first introductory paragraph in the Agreement is replaced in its entirety with:

                  The Fund issued 600 Municipal Income Preferred Shares, Series A (the "Series A Preferred Shares") and 600 Municipal Income Preferred Shares, Series B (the "Series B Preferred Shares"), 400 Municipal Income Preferred Shares, Series C ("Series C") and 300 Municipal Income Preferred Shares, Series D ("Series D") (collectively, the "Preferred Shares") pursuant to its Articles (as defined below). The Fund desires that the Paying Agent perform certain duties in connection with the Preferred Shares upon the terms and conditions of this Agreement and hereby appoints the Paying Agent to act in the capacities set forth in this Agreement.

2. The definition of "Statement" under Section 1.02 is replaced in its entirety with:

                  "Statement" shall mean, collectively or individually, the Statement Establishing and Fixing the Rights and Preferences of Municipal Income Preferred Shares, Series A and Series B filed on May 12, 1993 in the office of the Secretary of State of the State of Minnesota and the Statements Establishing and Fixing the Rights and Preferences of Municipal Income Preferred Shares, Series C and Series D, each filed on _____________, 2006 in the office of the Secretary of State of the State of Minnesota.


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3. Paragraph (d)(iv) of Section 2.01 is replaced in its entirety with:

                  (iv) Notwithstanding the foregoing provisions of this subparagraph (d), the Paying Agent will not redeem fewer than all of the outstanding Preferred Shares of any series without the written consent of the Remarketing Agent if, after such partial redemption, fewer than 100 Preferred Shares of Series A, B or D, or fewer than 300 Preferred Shares of Series C, will remain outstanding.

4. Section 4.01 is replaced in its entirety with:

                  SECTION 4.01 Issue of Share Certificates. On the date of issuance of the Preferred Shares, Series A and Series B, one certificate for the Series A Preferred Shares and one certificate for the Series B Preferred Shares was issued by the Fund. On the date of issuance of the Preferred Shares, Series C and Series D, one certificate for the Series C Preferred Shares and one certificate for the Series D Preferred Shares shall be issued by the Fund. Such certificates shall be registered in the name of the Securities Depository or its nominee and countersigned by the Paying Agent in its capacity as registrar, which shall deliver the certificates to the Securities Depository.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first written above and hereby executed this Amendment.

                              DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.


                              By:___________________________________
                              Name:
                              Title:


                              BANKERS TRUST COMPANY


                              By:___________________________________
                              Name:
                              Title: